UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 26, 2022

NICOLET BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Wisconsin	001-37700	47-0871001
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 North Washington Street
Green Bay, Wisconsin 54301
(Address of principal executive offices)

(920) 430-1400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	NIC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.)

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Effective immediately upon the consummation of the Merger on August 26, 2022, and in accordance with the terms of the Merger Agreement, the Nicolet Board of Directors increased the size of the board by one member and appointed Brenda L. Johnson, Chairperson of Charter, to fill the vacancy created by this increase.

Ms. Johnson was not selected as a director of Nicolet pursuant to any other arrangement or understanding with any other persons. Ms. Johnson is party to a transaction that is reportable as a related party transaction under Item 404(a) of the Securities and Exchange Commission Regulation S-K. Nicolet assumed a lease for a Charter administrative location in a facility owned by an entity for which Ms. Johnson is a 50.31% owner. The estimated total rent expense for this location is approximately $550,000 for the remaining lease term (from the acquisition of Charter to the current lease maturity in 2026), with an initial annual rent expense of approximately $146,000 and including annual rent increases.

Item 7.01	Regulation FD Disclosure
On August 26, 2022, Nicolet Bankshares, Inc. (the “Company” or “Nicolet”) completed its merger (the “Merger”) with Charter Bankshares, Inc. (“Charter”), pursuant to the terms of the Agreement and Plan of Merger, dated March 29, 2022, by and between Nicolet and Charter (the “Merger Agreement”). At closing, Charter merged with and into Nicolet, with Nicolet surviving the Merger. Immediately following the Merger, Charter’s wholly owned bank subsidiary, Charter Bank, merged with and into Nicolet’s wholly owned bank subsidiary, Nicolet National Bank (the “Bank”) pursuant to the terms of a Plan of Merger (the “Bank Plan of Merger”) by and between the Bank and Charter Bank (the “Bank Merger”).

Pursuant to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Charter common stock issued and outstanding immediately prior to the Effective Time was converted into the right to receive 15.458 shares of Nicolet common stock and $475.00 in cash.

As a result of the Merger, Nicolet issued approximately 1.26 million shares of Nicolet common stock, valued at $79.23 per share based on the closing price of Nicolet’s common stock on the New York Stock Exchange on August 25, 2022, the last trading day prior to the consummation of the Merger, and paid approximately $39 million in cash. The total value of the merger consideration was approximately $139 million.

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, which is included as Exhibit 2.1 to the Current Report on Form 8-K and is incorporated herein by reference.

On August 30, 2022, the Company issued a press release, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 furnished herewith, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or otherwise subject to the liabilities of such section. The information in this report on Form 8-K shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Act, or under the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger By and Between Nicolet Bankshares, Inc. and Charter Bankshares, Inc. (incorporated by reference to the Current Report on Form 8-K filed by Nicolet on March 30, 2022)
99.1	Press Release, dated August 30, 2022
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 30, 2022	NICOLET BANKSHARES, INC.

		By:	/s/ H. Phillip Moore, Jr.
H. Phillip Moore, Jr.
Chief Financial Officer